Exhibit 99.1

Party City Announces Second Quarter 2018 Financial Results

ELMSFORD, N.Y.—(BUSINESS WIRE)— Party City Holdco Inc. (NYSE:PRTY) today announced financial results for the second quarter ended June 30, 2018.

James M. Harrison, Chief Executive Officer, stated, “I am pleased with the solid second quarter results that were in-line with our expectations on both the top and bottom line. In the quarter, we delivered 3% topline growth, grew income from operations by almost 8% and increased Adjusted EPS 43%. These results again demonstrate the strength of our vertical model, the continued benefit of our cost discipline and productivity initiatives combined with operational progress on all fronts, reinforcing our position as a world-class vertical retailer.”

Mr. Harrison continued, “As we enter the third quarter, we continue to make good progress on our strategic growth initiatives and are well-positioned for the upcoming Halloween selling season. The recent announcements of the expansion of our seasonal pop-up store offering with 50 Toy City locations and our seasonal pilot program with Amazon will only strengthen the offer for customers.    Given performance to date and the outlook for the second half of the year, we are reiterating our full year 2018 guidance.”

Second Quarter Summary:

•	Total revenues increased 3.0% on a reported basis to $561.0 million and 2.3% on a constant currency basis.

•	Retail sales increased 2.9% on a reported basis (2.6% on a constant currency basis), driven primarily by square footage growth from store acquisitions.

•

Brand comparable sales increased 0.1% during the second quarter despite headwinds from a shift in the timing of Easter (first quarter 2018 versus second quarter 2017). Excluding the shift, underlying brand comparable sales increased by approximately 1%.

•

Net third-party wholesale revenues increased 3.5% on a reported basis or 3.6% on an adjusted basis when adjusting for the impacts of currency and franchise store acquisitions. The increase was primarily driven by continued strength in core international markets and strong performance in the foil balloon category.

•

Total gross profit margin increased 40 basis points to 41.0% of net sales. Continued strong gross margin expansion in retail, as a result of increased manufactured share-of-shelf[1], the benefit of our retail productivity efforts and positive product mix, was partially offset by a decline in our wholesale segment due mostly to increased freight and distribution costs, higher wages in our distribution center and emerging commodity cost inflation.

•

Operating expenses totaled $166.1 million or 29.6% of revenues, representing a decrease of 20 basis points from Q2 2017, largely due to further realized savings associated with improved productivity and efficiency in our stores.

•	Reported net income of $28.0 million compared to $25.0 million in the second quarter of 2017.

•	Adjusted net income increased 17.7% to $39.2 million as the impact of tax reform was partially offset by higher interest expense.

•	Adjusted EBITDA of $96.6 million was slightly higher than the second quarter of 2017.

•	Diluted earnings per share totaled $0.29, compared to $0.21 in the prior year quarter. Adjusted diluted income per share increased 42.9% to $0.40 from $0.28 in the second quarter of 2017.

Balance Sheet Highlights as of June 30, 2018:

The Company ended the quarter with $1,869 million in debt (net of cash) resulting in net debt leverage2 of 4.5 times.

Subsequent Events:

During August 2018, the Company executed a refinancing of its debt portfolio and issued $500 million of new senior notes at an interest rate of 6.625%. Such notes will mature in August 2026. The Company used the proceeds from the notes to: (i) reduce the outstanding balance under its existing ABL Facility by $90 million and (ii) voluntarily prepay $400 million of the outstanding balance under its existing Term Loan Credit Agreement. Concurrently, as part of the refinancing, the Company extended the maturity of the ABL Facility to August 2023.

During July 2018, the Company acquired 16 franchise stores, which are located in Pennsylvania, for total consideration of approximately $18.8 million.

Fiscal 2018 Outlook:

For 2018, the Company is reiterating the following guidance:

•	Total revenue of $2.44 to $2.49 billion

•	Brand comparable sales growth of approximately 1%

•	Adjusted EBITDA of $415 to $430 million

•	Adjusted net income of $172 to $183 million

•	Adjusted diluted EPS of $1.76 to $1.87

•	Net debt leverage[2] of approximately 3.8 times by the end of 2018

•	GAAP net income of $143 to $154 million

•	GAAP diluted EPS of $1.46 to $1.57

The Company has reconciled Non-GAAP outlook measures to the most directly comparable GAAP measures later in this release. See “Non-GAAP Information” and “Reconciliation of 2018 Outlook” for a more detailed explanation, including definitions of the various Non-GAAP terms used in this release.

[1]	The percentage of our retail product cost of sales manufactured by our wholesale segment
[2]	Defined as debt (net of cash) to adjusted EBITDA

Conference Call Information

A conference call to discuss the second quarter 2018 financial results is scheduled for today, August 9, 2018, at 8:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (833) 241-4256 (U.S. domestic) and (647) 689-4207 (international), and enter conference ID# 2069677, approximately 10 minutes prior to the start of the call. The conference call will also be webcast at http://investor.partycity.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. The webcast will be accessible for one year after the call.

Website Information

We routinely post important information for investors on the Investor Relations section of our website, http://investor.partycity.com/. We intend to use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Non-GAAP Information

This press release includes non-GAAP measures including Adjusted EBITDA and Adjusted Net Income/Loss and Adjusted Earnings per Share. We present these non-GAAP financial measures because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by eliminating items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA: (i) as a factor in determining incentive compensation, (ii) to evaluate the effectiveness of our business strategies and (iii) because our credit facilities use Adjusted EBITDA to measure compliance with certain covenants. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in tables accompanying this release. We also evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results. We also provide free cash flow, defined as Adjusted EBITDA less capital expenditures, and net debt leverage, which is calculated by adding Loans and Notes Payable, Current Portion of Long Term Obligations and Long Term Obligations, Excluding Current Portion, subtracting Cash and Cash Equivalents and dividing by Adjusted EBITDA for the trailing twelve month period. Adjusted Earnings per Share is calculated by dividing Adjusted Net Income by the Weighted Average Number of Common Shares-Diluted. We believe providing these non-GAAP measures provides valuable supplemental information regarding our results of operations and leverage, consistent with how we evaluate our performance. In evaluating these non-GAAP financial measures, investors should be aware that in the future the Company may incur expenses or be involved in transactions that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. The Company has provided this information as a means to evaluate the results of its core operations. Other companies in the Company’s industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Party City’s expectations regarding revenues, brand comparable sales, Adjusted EBITDA, Adjusted net income/loss, adjusted diluted earnings per share, average common shares outstanding and the effective tax rate. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information, and these statements are qualified by important risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements. These risks and uncertainties include: our ability to compete effectively in a competitive industry; fluctuations in commodity prices; our ability to appropriately respond to changing merchandise trends and consumer preferences; successful implementation of our store growth strategy; decreases in our Halloween sales; disruption to the transportation system or increases in transportation costs; product recalls or product liability; economic slowdown affecting consumer spending and general economic conditions; loss or actions of third party vendors and loss of the right to use licensed material; disruptions at our manufacturing facilities; and the additional risks and uncertainties set forth in “Risk Factors” in Party City’s latest Form 10-K and in subsequent reports filed with or furnished to the Securities and Exchange Commission. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, outlook, guidance, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward looking statements. Except as may be required by any applicable laws, Party City assumes no obligation to publicly update or revise such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments or otherwise.

About Party City

Party City Holdco Inc. is the leading party goods company by revenue in North America and, we believe, the largest vertically integrated supplier of decorated party goods globally by revenue. The Company is a popular one-stop shopping destination for party supplies, balloons, and costumes. In addition to being a great retail brand, the Company is a global, world-class organization that combines state-of-the-art manufacturing and sourcing operations, and sophisticated wholesale operations complemented by a multi-channel retailing strategy and e-commerce retail operations. The Company is the leading player in its category, vertically integrated and unique in its breadth and depth. Party City Holdco designs, manufactures, sources and distributes party goods, including paper and plastic tableware, metallic and latex balloons, Halloween and other costumes, accessories, novelties, gifts and stationery throughout the world. The Company’s retail operations include approximately 950 specialty retail party supply stores (including franchise stores) throughout North America operating under the names Party City and Halloween City, and e-commerce websites, principally through the domain name PartyCity.com.

Contact

ICR

Farah Soi and Rachel Schacter

203-682-8200

InvestorRelations@partycity.com

Source: Party City Holdco Inc.

PARTY CITY HOLDCO INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30,	December 31,
	2018	2017
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$51,461	$54,291
Accounts receivable, net	130,067	140,980
Inventories, net	673,676	604,066
Prepaid expenses and other current assets	86,043	77,816

Total current assets	941,247	877,153
Property, plant and equipment, net	311,572	301,141
Goodwill	1,627,851	1,619,253
Trade names	568,422	568,681
Other intangible assets, net	71,587	75,704
Other assets, net	11,705	12,824

Total assets	$3,532,384	$3,454,756

LIABILITIES, REDEEMABLE SECURITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Loans and notes payable	$379,519	$286,291
Accounts payable	175,449	160,994
Accrued expenses	164,043	176,609
Income taxes payable	6,541	45,568
Current portion of long-term obligations	13,049	13,059

Total current liabilities	738,601	682,521
Long-term obligations, excluding current portion	1,528,263	1,532,090
Deferred income tax liabilities	177,891	175,836
Deferred rent and other long-term liabilities	89,742	91,929

Total liabilities	2,534,497	2,482,376

Redeemable securities	3,219	3,590

Stockholders’ equity:
Common stock (96,474,228 and 96,380,102 shares outstanding and 119,853,795 and 119,759,669 shares issued at June 30, 2018 and December 31, 2017, respectively)	1,199	1,198
Additional paid-in capital	919,845	917,192
Retained earnings	399,872	372,596
Accumulated other comprehensive loss	(39,797)	(35,818)

Total Party City Holdco Inc. stockholders’ equity before common stock held in treasury	1,281,119	1,255,168
Less: Common stock held in treasury, at cost (23,379,567 shares at June 30, 2018 and December 31, 2017)	(286,733)	(286,733)

Total Party City Holdco Inc. stockholders’ equity	994,386	968,435
Noncontrolling interests	282	355

Total stockholders’ equity	994,668	968,790

Total liabilities, redeemable securities and stockholders’ equity	$3,532,384	$3,454,756

PARTY CITY HOLDCO INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands, except share and per share data, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues:
Net sales	$558,101	$541,653	$1,063,209	$1,015,616
Royalties and franchise fees	2,910	3,225	5,626	6,261

Total revenues	561,011	544,878	1,068,835	1,021,877

Expenses:
Cost of sales	329,477	321,900	646,443	620,619
Wholesale selling expenses	17,256	16,045	36,043	31,672
Retail operating expenses	92,094	90,512	181,186	181,242
Franchise expenses	3,980	3,713	7,762	7,030
General and administrative expenses	45,326	39,655	93,991	87,792
Art and development costs	5,732	5,942	11,705	11,740
Development stage expenses	1,695	6,412	3,998	6,412

Total expenses	495,560	484,179	981,128	946,507

Income from operations	65,451	60,699	87,707	75,370

Interest expense, net	25,501	21,294	48,776	41,986
Other expense (income), net	2,532	(895)	3,380	267

Income before income taxes	37,418	40,300	35,551	33,117
Income tax expense	9,370	15,318	8,666	12,818

Net income	28,048	24,982	26,885	20,299
Add: Net income attributable to redeemable securities holder	410	—	410	—
Less: Net loss attributable to noncontrolling interests	(29)	—	(59)	—

Net income attributable to common shareholders of Party City Holdco Inc.	$28,487	$24,982	$27,354	$20,299

Net income per share attributable to common shareholders of Party City Holdco Inc. - Basic	$0.30	$0.21	$0.28	$0.17
Net income per share attributable to common shareholders of Party City Holdco Inc. - Diluted	$0.29	$0.21	$0.28	$0.17
Weighted-average number of common shares-Basic	96,453,884	119,528,147	96,426,235	119,526,007
Weighted-average number of common shares-Diluted	97,688,233	120,943,745	97,669,309	120,903,032

Comprehensive income	$18,825	$31,985	$22,892	$30,510
Add: Comprehensive income attributable to redeemable securities holder	410	—	410	—
Less: Comprehensive loss attributable to noncontrolling interests	(55)	—	(73)	—

Comprehensive income attributable to common shareholders of Party City Holdco Inc.	$19,290	$31,985	$23,375	$30,510

PARTY CITY HOLDCO INC.

RECONCILIATION OF ADJUSTED EBITDA

(In thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income	$28,048	$24,982	$26,885	$20,299
Interest expense, net	25,501	21,294	48,776	41,986
Income taxes	9,370	15,318	8,666	12,818
Depreciation and amortization	20,255	21,124	40,812	41,825

EBITDA	83,174	82,718	125,139	116,928
Non-cash purchase accounting adjustments	1,098	3,000	542	4,850
Restructuring, retention and severance (a)	(457)	813	2,154	8,627
Deferred rent (b)	787	2,552	1,155	2,915
Closed store expense (c)	793	1,512	2,605	2,879
Foreign currency losses (gains), net	505	(1,183)	442	(1,720)
Stock option expense (d)	482	824	942	3,222
Restricted stock units expense - time-based (e)	252	—	252	—
Restricted stock units expense - performance-based (f)	593	—	593	—
Non-employee equity based compensation (g)	104	3,265	365	3,265
Undistributed income in unconsolidated joint ventures	(90)	(942)	(301)	(226)
Corporate development (h)	2,778	3,721	5,352	4,444
Non-recurring consulting charges (i)	6,869	—	11,619	—
Refinancing charges (j)	—	—	1,146	—
Other	(282)	260	(251)	478

Adjusted EBITDA	$96,606	$96,540	$151,754	$145,662

Adjusted EBITDA margin	17.2%	17.7%	14.2%	14.3%

(a)

On March 15, 2017, the Company and its then Chairman of the Board of Directors, Gerald Rittenberg, entered into a Transition and Consulting Agreement under which Mr. Rittenberg’s employment as Executive Chairman of the Company terminated effective March 31, 2017. As a result of the agreement, the Company recorded a $4.5 million severance charge in general and administrative expenses during the first quarter of 2017. Additionally, during the three months ended March 31, 2017, the Company recorded a $3.3 million severance charge related to the restructuring of its Retail segment. See the 2017 Form 10-K for further discussion. The adjustment to “Adjusted EBITDA” during 2018 principally relates to costs incurred while moving one of the Company’s domestic manufacturing facilities to a new location.

(b)	The deferred rent adjustment reflects the difference between accounting for rent and landlord incentives in accordance with GAAP and the Company’s actual cash outlay for such items.
(c)	Principally charges incurred related to closing underperforming stores.
(d)	Represents non-cash charges related to stock options.
(e)	Non-cash charges for restricted stock units that vest based on service conditions.
(f)	Non-cash charges for restricted stock units that vest based on performance conditions.
(g)	Principally represents shares of Kazzam awarded to Ampology as compensation for Ampology’s services. See the 2017 Form 10-K for further discussion.
(h)	Primarily represents start-up costs for Kazzam (see the 2017 Form 10-K for further discussion) and third-party costs related to acquisitions (principally legal expenses).
(i)	Primarily non-recurring consulting charges related to the Company’s retail operations.
(j)

During February 2018, the Company amended the Term Loan Credit Agreement. In conjunction with the amendment, the Company wrote-off $0.3 million of capitalized deferred financing costs, original issue discounts and call premiums. The amounts are included in “Refinancing charges” in the adjusted EBITDA table above and in “Amortization of deferred financing costs and original issuance discounts” in the adjusted net income table included elsewhere in this release. Further, in conjunction with the amendment, the Company expensed $0.8 million of investment banking and legal fees. These amounts are included in “Refinancing charges” in the table above.

PARTY CITY HOLDCO INC.

RECONCILIATION OF ADJUSTED NET INCOME

(In thousands, except share and per share data, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Income before income taxes	$37,418	$40,300	$35,551	$33,117
Intangible asset amortization	3,705	4,112	7,368	7,825
Non-cash purchase accounting adjustments	1,668	3,920	963	5,924
Amortization of deferred financing costs and original issuance discounts (a)	1,210	1,226	2,766	2,459
Restructuring, retention and severance (b)	—	—	—	7,814
Non-employee equity based compensation (c)	104	3,265	365	3,265
Refinancing charges (a)	—	—	800	—
Non-recurring consulting charges (d)	6,869	—	11,619	—
Stock option expense (e)	482	824	942	3,222
Restricted stock units expense - performance-based (f)	593	—	593	—

Adjusted income before income taxes	52,049	53,647	60,967	63,626
Adjusted income tax expense (g)	12,813	20,318	14,849	24,246

Adjusted net income	$39,236	$33,329	$46,118	$39,380

Adjusted net income per common share - diluted	$0.40	$0.28	$0.47	$0.33

Weighted-average number of common shares-diluted	97,688,233	120,943,745	97,669,309	120,903,032

(a)

During February 2018, the Company amended the Term Loan Credit Agreement. In conjunction with the amendment, the Company wrote-off $0.3 million of capitalized deferred financing costs, original issue discounts and call premiums. The amounts are included in “Refinancing charges” in the adjusted EBITDA table in this release and in “Amortization of deferred financing costs and original issuance discounts” in the adjusted net income table above. Further, in conjunction with the amendment, the Company expensed $0.8 million of investment banking and legal fees. These amounts are included in “Refinancing charges” in the table above.

(b)

On March 15, 2017, the Company and its then Chairman of the Board of Directors, Gerald Rittenberg, entered into a Transition and Consulting Agreement under which Mr. Rittenberg’s employment as Executive Chairman of the Company terminated effective March 31, 2017. As a result of the agreement, the Company recorded a $4.5 million severance charge in general and administrative expenses during the first quarter of 2017. Additionally, during the three months ended March 31, 2017, the Company recorded a $3.3 million severance charge related to the restructuring of its Retail segment. See the 2017 Form 10-K for further discussion.

(c)	Principally represents shares of Kazzam awarded to Ampology as compensation for Ampology’s services. See the 2017 Form 10-K for further discussion.
(d)	Primarily non-recurring consulting charges related to the Company’s retail operations.
(e)	Represents non-cash charges related to stock options.
(f)	Non-cash charges for restricted stock units that vest based on performance conditions.
(g)

Represents income tax expense/benefit after excluding the specific tax impacts for each of the pre-tax adjustments. The tax impacts for each of the adjustments were determined by applying to the pre-tax adjustments the effective income tax rates for the specific legal entities in which the adjustments were recorded.

PARTY CITY HOLDCO INC.

RECONCILIATION OF 2018 OUTLOOK

(In millions, unaudited)

	Full year 2018
	Outlook
Net income:	$143	—	$154
Intangible asset amortization, net of tax:		11
Non-recurring consulting costs, net of tax:		8
Amortization of deferred financing costs and original issuance discounts, net of tax:		4
Non-cash purchase accounting adjustments, net of tax:
Charges for stock options and performance stock units, net of tax:		3

Adjusted net income:	$172	—	$183

Net income:	$143	—	$154
Income taxes:	49	—	53
Interest expense, net:	106	—	103
Depreciation and amortization:	82	—	80

EBITDA:	$380	—	$390
Non-recurring consulting costs:		11
Corporate development expenses:	10	—	11
Equity based compensation:		4
Deferred rent:	3	—	4
Non-cash purchase accounting adjustments:	3	—	4
Restructuring, retention and severance:	2	—	3
Closed store expense:	2	—	3

Adjusted EBITDA:	$415	—	$430

PARTY CITY HOLDCO INC.

SEGMENT INFORMATION

(In thousands, except percentages, unaudited)

	Three Months Ended June 30,
	2018		2017
	Dollars in thousands	Percentage of Total Revenues	Dollars in thousands	Percentage of Total Revenues
Total Revenues
Net Sales:
Wholesale	$285,733	50.9%	$276,705	50.8%
Eliminations	(138,985)	(24.8%)	(134,853)	(24.8%)

Net wholesale	146,748	26.2%	141,852	26.0%
Retail	411,353	73.3%	399,801	73.4%

Total net sales	558,101	99.5%	541,653	99.4%
Royalties and franchise fees	2,910	0.5%	3,225	0.6%

Total revenues	$561,011	100.0%	$544,878	100.0%

	Six Months Ended June 30,
	2018		2017
	Dollars in thousands	Percentage of Total Revenues	Dollars in thousands	Percentage of Total Revenues
Total Revenues
Net Sales:
Wholesale	$563,560	52.7%	$547,397	53.6%
Eliminations	(275,280)	(25.8%)	(270,851)	(26.5%)

Net wholesale	288,280	27.0%	276,546	27.1%
Retail	774,929	72.5%	739,070	72.3%

Total net sales	1,063,209	99.5%	1,015,616	99.4%
Royalties and franchise fees	5,626	0.5%	6,261	0.6%

Total revenues	$1,068,835	100.0%	$1,021,877	100.0%

	Three Months Ended June 30,
	2018		2017
	Dollars in thousands	Percentage of Net Sales	Dollars in thousands	Percentage of Net Sales
Total Gross Profit
Retail	$183,915	44.7%	$173,872	43.5%
Wholesale	44,709	30.5%	45,881	32.3%

Total	$228,624	41.0%	$219,753	40.6%

	Six Months Ended June 30,
	2018		2017
	Dollars in thousands	Percentage of Net Sales	Dollars in thousands	Percentage of Net Sales
Total Gross Profit
Retail	$330,750	42.7%	$306,453	41.5%
Wholesale	86,016	29.8%	88,544	32.0%

Total	$416,766	39.2%	$394,997	38.9%

PARTY CITY HOLDCO INC.

OPERATING METRICS

	Three Months Ended June 30,		LTM
	2018	2017	2018
Store Count
Corporate Stores:
Beginning of period	808	784	789
New stores opened	1	5	13
Acquired	5	1	24
Closed	0	(1)	(12)

End of period	814	789	814
Franchise Stores:
Beginning of period	134	146	147
Opened	1	1	3
Sold to Party City	—	—	(12)
Closed	(1)	—	(4)

End of period	134	147	134

Grand Total	948	936	948

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Share of Shelf (a)	78.1%	78.5%	78.1%	78.0%

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Brand comparable sales (b)	0.1%	0.1%	1.2%	0.9%

(a)	Share of shelf represents the percentage of our retail product cost of sales supplied by our wholesale operations.
(b)	Party City brand comparable sales include North American e-commerce sales.